Exhibit 3.2

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CRESTWOOD EQUITY GP, LLC

i

ARTICLE VIII - MISCELLANEOUS		15
8.1	Notices	15
8.2	No Third Party Rights	15
8.3	Entire Agreement	15
8.4	Amendments to this Agreement	15
8.5	Severability	16
8.6	Headings	16
8.7	Governing Law	16

ii

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CRESTWOOD EQUITY GP, LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), is made as of the 20th day of August 2021, by Crestwood Equity GP, LLC, a Delaware limited liability company (the “Company”), and Crestwood Equity Partners LP, a Delaware limited partnership (the “Member”).

RECITAL:

The Member has caused the Company to be formed as a limited liability company under the Delaware Limited Liability Company Act and the Member desires to adopt this Agreement as the limited liability company agreement of the Company.

AGREEMENT:

In consideration of the premises and the agreements contained herein, the undersigned declare and agree as follows:

ARTICLE I - DEFINITIONS

1.1 Terms Defined Herein. As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means the Limited Liability Company Agreement of the Company as amended from time to time.

“Board of Directors” or “Board” means the board of directors of the Company established under Section 4.1 hereof.

“Board Majority” means a majority of all of the Directors then constituting the Board of Directors.

“Capital Contribution” means, with respect to the Member, the amount of money and the net agreed value of any property (other than money) contributed to the Company by such Member. Any reference in this Agreement to the Capital Contribution of the Member shall include any Capital Contribution of its predecessors in interest.

“Certificate” means the Certificate of Formation of the Company filed with the Delaware Secretary of State, as amended from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” is defined in the Partnership Agreement.

“Company” has the meaning assigned to such term in the Preamble.

“Director” means a member of the Board of Directors.

“Group Member” is defined in the Partnership Agreement.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, in each case, as such may be amended, supplemented or restated from time to time.

“Interest” refers to all of the Member’s rights and interests in the Company in the Member’s capacity as a Member, all as provided in the Certificate, this Agreement and the Act, including, without limitation, the Member’s interest in the capital, income, gain, deductions, losses, and credits of the Company.

“Limited Partner” and “Limited Partners” are defined the Partnership Agreement.

“Member” shall have the meaning assigned to such term in the Preamble.

“Officers” shall have the meaning established under Section 4.1 hereof.

“Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of Crestwood Equity Partners LP.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, trust or other entity.

“Preferred Unit” is defined in the Partnership Agreement.

ARTICLE II– BUSINESS PURPOSES AND OFFICES

2.1 Name; Business Purpose.

(a) The name of the Company is “Crestwood Equity GP LLC.” Subject to applicable law, the Company’s business may be conducted under any other name or names as determined by the Board. The words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC” shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board may change the name of the Company at any time and from time to time and shall notify the Member of such change in the next regular communication to the Member.

(b) The business purpose of the Company is to act as the general partner of Crestwood Equity Partners LP, a Delaware limited partnership, and to do any and all things necessary, appropriate or incidental thereto. The Company is formed only for such business purpose and shall not be deemed to create any declaration or agreement by the Company or the Member with respect to any other activities whatsoever other than the activities within such business purpose.

2.2 Powers. In addition to the powers and privileges conferred upon the Company by law and those incidental thereto, the Company shall have the same powers as a natural person to do all things necessary or convenient to carry out its business and affairs.

2.3 Principal Office. The principal office of the Company shall be located at 811 Main Street Louisiana Street, Suite 3400, Houston, TX 77002, or such other place as the Board may from time to time designate by notice to the Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board determines to be necessary or appropriate.

2.4 Liability of the Member. The Member, solely by reason of being the Member, shall not be liable, under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company, whether arising in contract, tort or otherwise. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing liability on the Member for liabilities of the Company. The Company is not intended to be a partnership.

2.5 Registered Office and Registered Agent. Unless and until changed by the Board, the location of the registered office and the name of the registered agent of the Company in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808. In the event the Company is authorized to do business in additional states, the Company shall appoint Corporation Service Company as its registered agent.

2.6 Amendment of the Certificate. The Company shall amend the Certificate at such time or times and in such manner as may be required by the Act and this Agreement.

2.7 Effective Date. This Agreement shall be effective on the date of this Agreement.

ARTICLE III - OWNERSHIP INTEREST

3.1 Interest. The Member or its predecessor in interest has previously made Capital Contributions to the Company in respect of 100% of the Interest.

3.2 Voting. Unless otherwise granted to the Board of Directors in the Certificate or in this Agreement, the Member shall possess the entire voting interest on all matters relating to the Company, including, without limitation, matters relating to the amendment of this Agreement, any merger, consolidation or conversion of the Company, sale of all or substantially all of the assets of the Company and the termination, dissolution and liquidation of the Company.

3.3 Distribution. Distributions by the Company of cash or other property shall be made to the Member at such time as the Board of Directors determines to be appropriate.

ARTICLE IV - MANAGEMENT

4.1 Management and Board of Directors.

(a) Directors

(i) General Powers.

(a) All management powers over the business and affairs of the Company shall be (i) exclusively vested in a board of directors of the Company (the “Board” or “Board of Directors”) and (ii), subject to the oversight and review of the Board, the officers of the Company (the “Officers”), which members of the Board (each, a “Director”) and Officers shall collectively constitute “managers” of the Company within the meaning of the Act. Except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers who shall be agents of the Company.

(b) In addition to the powers and authorities expressly conferred on the Board by this Agreement, the Board may exercise all such powers of the Company and do all such acts and things as are not restricted by the Act or non-waivable provisions of applicable law.

(ii) Adoption of Section 13.4(b) of the Partnership Agreement.

(a) As of the date of this Agreement, the Board consists of the seven persons listed on Exhibit A attached hereto, but the number of Directors constituting the Board may be changed by the Board in the manner specified in Section 13.4(b) of the Partnership Agreement. The Member and the Company hereby adopt as part of the terms of this Agreement, and agree to be bound by, Section 13.4(b) of the Partnership Agreement as if such section were set forth in full herein in haec verba and hereby delegate to the Limited Partners holding Common Units and Preferred Units voting on an as converted basis in accordance with Section 5.8(d)(i) of the Partnership Agreement the right to elect the number of Directors constituting the Board in accordance with Section 13.4(b) of the Partnership Agreement. Such delegation shall not cause any Member to cease to be a member of the Company and shall not constitute a delegation of any other rights, powers, privileges or duties of the Member with respect to the Company. A Director need not be a Member or a Limited Partner; however, with the exception of the then-serving President or Chief Executive Officer, a majority of the Directors comprising the Board of Directors must meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the New York Stock Exchange or any national securities exchange on which the Common Units are listed for trading.

(b) The Limited Partners, in their capacity as such, shall not be deemed to be Members (as defined herein) or holders of a limited liability company interest in the Company or to be “members,” “managers,” or holders of “limited liability company interests” as such terms are defined in the Act. The exercise by a Limited Partner of the right to elect Directors and any other rights afforded to such Limited Partner hereunder and under Section 13.4(b) of the Partnership Agreement shall be in such Limited Partner’s capacity as a limited partner of the Partnership, and no Limited Partner shall be liable for any debts, obligations or liabilities of the Company by reason of the foregoing.

(iii) The Member, the Directors and the Company shall use their commercially reasonable best efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of Section 13.4(b) of the Partnership Agreement as adopted as a part of this Agreement in this Section 4.1(a)(ii).

(iv) Regular Meetings. The Board of Directors shall provide, by resolution, the time and place for the holding of regular meetings of the Board without other notice than such resolution.

(v) Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chief Executive Officer or any two Directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place as the place for holding any special meeting of the Board of Directors called by them.

(vi) Notice. Notice of any special meeting of the Board of Directors shall be given not less than three (3) days nor more than sixty (60) days prior thereto. Such notice shall be given in the manner provided in Section 8.1. Any Director may waive notice of any meeting. The attendance of a Director at any meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business presented because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

(vii) Quorum and Manner of Acting. In order to have a quorum for transaction of business at any meeting of the Board of Directors, a Board Majority shall be present. The act of the Board Majority present at a meeting at which a quorum is present shall be the act of the Board of Directors.

(viii) Attendance by Communications Equipment. Members of the Board of Directors, or of any committee of the Board of Directors may participate in and act at any meeting of such Board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute attendance and presence in person at the meeting of the person or persons so participating.

(ix) Vacancies. In case any vacancy shall occur on the Board because of the death, resignation, retirement, disqualification or removal of any of the Directors, an increase in the authorized number of Directors or any other cause, such vacancy may be filled as provided in Section 13.4(b) of the Partnership Agreement.

(x) Presumption of Assent. A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be conclusively presumed to have assented to the action taken unless such Director’s dissent shall be entered in the minutes of the meeting or unless such Director shall file a written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

(xi) Committees. The Board of Directors may, by resolution or resolutions adopted by a Board Majority, designate two or more Directors of the Company to constitute one or more committees. The Board shall approve a charter for each of these committees. Each such committee, to the extent provided in such resolution or resolutions, shall have and may exercise all of the authority of the Board in the management of the Company; provided, however, that the designation of each such committee and the delegation thereto of authority shall not operate to relieve the Board, or any member thereof, of any responsibility imposed upon it or such member by law. Each such committee shall keep regular minutes of its proceedings, which minutes shall be recorded in the minute book of the Company. The secretary or an assistant secretary of the Company may act as secretary for each such committee if the committee so requests.

(a) The Board shall have an audit committee (the “Audit Committee”) comprised of a minimum of three Directors, each of whom must be financially literate and at least one of whom must have accounting or related financial management expertise. All Directors on the Audit Committee must meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the New York Stock Exchange or any national securities exchange on which the Common Units are listed. The Audit Committee shall assist the Board in overseeing the integrity of the Company’s financial statements, the independent auditor’s qualifications, independence and performance, the performance of the internal audit function and compliance with legal and regulatory requirements. Each member of the Audit Committee shall satisfy the rules and regulations of the Commission and the New York Stock Exchange or any national securities exchange on which the Common Units are listed from time to time, in each case as amended from time to time, pertaining to qualification for service on an audit committee.

(b) The Board may have a finance committee (the “Finance Committee”), which shall be comprised of at least one Director who satisfies the independence standards established by the rules and regulations of the Commission and by the New York Stock Exchange or any national securities exchange on which the Common Units are listed. The Finance Committee shall assist the Board in fulfilling its oversight responsibilities across the principal areas of corporate finance and risk management. The Finance Committee shall also perform such other functions and exercise such other powers as may be specified in the written charter for the Finance Committee adopted by the Board.

(c) The Board may have a compensation committee (the “Compensation Committee”), which shall be composed entirely of Directors who meet the independence standards established by the rules and regulations of the Commission and by the New York Stock Exchange or any national securities exchange on which the Common Units are listed. The Compensation Committee shall be responsible for making recommendations to the Board with respect to the compensation of the Chief Executive Officer and other Officers, administering the equity-based compensation plans and reviewing the compensation related disclosures in the Company’s annual report on Form 10-K. The Compensation Committee shall perform such other functions as the Board may assign from time to time or as may be specified in the written charter for the Compensation Committee adopted by the Board.

(d) The Board may have a sustainability committee (the “Sustainability Committee”). The Sustainability Committee shall provide oversight of the Company’s sustainability initiatives and ensure that environmental, social and governance risks are incorporated into the Company’s long-term business strategy. The Sustainability Committee will also oversee the development of the Company’s sustainability strategy, as well as review and ultimately approve the annual sustainability report. The Sustainability Committee shall perform such other functions as the Board may assign from time to time or as may be specified in the written charter for the Sustainability Committee adopted by the Board.

(e) The Board may, from time to time, establish a conflicts committee (the “Conflicts Committee”). The Conflicts Committee shall function in the manner described in the Partnership Agreement. Notwithstanding any provision of this Agreement, the Partnership Agreement or any Group Member Agreement or any duty (including any fiduciary duty) otherwise existing at law or in equity, any matter approved by the Conflicts Committee in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any duty owed by the Board or any Director to the Company or the Members.

(f) The Board may have a nominating and corporate governance committee (the “NCG Committee”). The NCG Committee shall identify individuals qualified to become Board members consistent with criteria approved by the Board, select or recommend that the Board select Director nominees, oversee the set of corporate governance principles applicable to the Company, and oversee the evaluation of the Board and Officers. The NCG Committee shall perform such other functions as the Board may assign from time to time or as may be specified in the written charter for the NCG Committee adopted by the Board.

(xii) Informal Action. Any action required to be taken at a meeting of the Board of Directors of the Company, or any other action which may be taken at a meeting of the Board of Directors may be taken without a meeting if a consent in writing, setting forth the actions so taken, shall be signed by a Board Majority.

(b) Officers.

(i) Designations. The Officers of the Company shall be a Chief Executive Officer, a secretary and such other Officers, agents and employees as the Board of Directors may deem proper. Any two or more offices may be held by the same person, except the offices of Chief Executive Officer and secretary.

(ii) Election and Term of Office. The Officers of the Company shall be elected by the Board of Directors. Each Officer shall hold office until a successor shall have been elected and qualified or until such Officer’s death, resignation or removal in the manner hereinafter provided. Election or appointment of an Officer or agent shall not of itself create contract rights.

(iii) Removal. Any Officer or agent elected or appointed by the Board of Directors may be removed at any time by the Board of Directors.

(iv) Chairman of the Board of Directors. The Board of Directors, in its discretion, may elect an individual who is a Director to serve as Chairman of the Board. The Chairman shall preside at all meetings of the Board of Directors

(v) Chief Executive Officer. The Board of Directors shall elect an individual to serve as Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Company and shall be responsible for the management and business affairs of the Company and shall have full authority to execute all documents and take all actions that the Company may legally take. The Chief Executive Officer shall exercise such other powers and perform such other duties as may be prescribed from time to time by the Board of Directors.

(vi) President. The Board of Directors shall elect an individual to serve as President. The President shall be the chief executive officer of the Company in the absence of the Chief Executive Officer. The President may sign, with the secretary, an assistant secretary or any other proper Officer of the Company thereunto duly authorized by the Board of Directors, any deeds, mortgages, bonds, contracts or other instruments which the Board of Directors has authorized to be executed except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by this Agreement to some other Officer or agent of the Company or shall be required by law to be otherwise executed. In general, the President shall perform all duties incident to the office of President and such other duties as may be prescribed from time to time by the Board of Directors.

(vii) Vice Presidents. The Board of Directors, in its discretion, may elect one or more vice presidents. In the absence of the President or in the event of the President’s inability or refusal to act, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and the vice president, when so acting, shall have all of the powers and be subject to all the restrictions upon the President. Each vice president shall perform such other duties as from time to time may be assigned by the President or the Board of Directors.

(viii) Secretary. The secretary shall: (a) keep records of Company action, including the records of action taken by the Member and minutes of meetings of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of this Agreement or as required by law; and (c) in general, perform all duties incident to the office of secretary and such other duties as from time to time may be assigned by the Chief Executive Officer or the Board of Directors.

(ix) Assistant Secretaries. The Board of Directors, in its discretion, may elect one or more assistant secretaries. The assistant secretaries in general shall perform such duties as shall be assigned to them by the Chief Executive Officer, or the Board of Directors.

(x) Compensation. The compensation of the Officers other than the Chief Executive Officer of the Company shall be fixed from time to time by the Chief Executive Officer and no Officer shall be prevented from receiving such compensation by reason of the fact that such Officer is also a Director of the Company. The compensation of the Chief Executive Officer shall be fixed by the Board of Directors or a committee with such authority delegated thereto in accordance with Section 4.1(a)(xi).

(c) Authorization of Persons to Act. At any time and from time to time, the Board of Directors may designate any Person to carry out the decisions of the Board of Directors, including, but not limited to, the execution of any instruments on behalf of the Company.

4.2 Action by the Member. The Member may take such action as may be appropriate for the Member of a limited liability company under the Act by a written consent signed by the Member.

ARTICLE V - INDEMNIFICATION

5.1 Limitation of Liability; Indemnification. None of the Directors, Chief Executive Officer or any other officer of the Company shall be liable to the Member or to the Company for (a) any action or inaction except to the extent such person acted in bad faith or engaged in willful misconduct in the performance of such person’s duties to the Company or the Member, (b) any action or inaction arising from reliance upon the opinion or advice as to legal matters of legal counsel or as to accounting matters of accountants selected by any of them in good faith or (c) any action or inaction of any agent, contractor or consultant selected by any of them in good faith.

5.2 Definitions. For purposes of Sections 5.2 through 5.12 hereof, inclusive, reference to:

(a) The “Company” shall include, in addition to the resulting or surviving limited liability company, any constituent limited liability company (including any constituent of a constituent) absorbed in a consolidation or merger so that any Person who is or was a manager, director, or officer of such constituent limited liability company, or is or was serving at the request of such constituent limited liability company as a director, officer or in any other comparable position of any Other Enterprise shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving limited liability company as such Person would if such Person had served the resulting or surviving limited liability company in the same capacity.

(b) “Other Enterprises” or “Other Enterprise” shall include, without limitation, any other limited liability company, corporation, partnership, joint venture, trust or employee benefit plan, in which a Person is serving at the request of the Company;

(c) “fines” shall include any excise taxes assessed against a person with respect to an employee benefit plan;

(d) “defense” shall include investigations of any threatened, pending or completed action, suit or proceeding as well as appeals thereof and shall also include any defensive assertion of a cross-claim or counterclaim;

(e) “serving at the request of the Company” shall include any service as a director, officer, representative or in any other comparable position that imposes duties on, or involves services by, a Person with respect to any Other Enterprise; and a Person who acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the interest of any Other Enterprise shall be deemed to have acted “in the best interest of the Company” as referred to in this Article V; and “Officer” shall include any “Authorized Person” who is authorized to act on behalf of the Company pursuant to the terms hereof, whether or not such person has been designated an officer of the Company; and

(f) “officer” shall include an “authorized person” who is authorized to act on behalf of the Company pursuant to the terms hereof, whether or not such person has been designated an officer of the Company.

5.3 Limitation of Liability. No Person shall be liable to the Company or its Member for any loss, damage, liability or expense suffered by the Company or its Member on account of any action taken or omitted to be taken by such Person as a director or an officer of the Company or as a representative or by such Person while serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, if such Person discharges such Person’s duties in good faith, and in a manner such Person reasonably believes to be in or not opposed to the best interests of the Company. The liability of a director or an officer or Representative hereunder shall be limited only for those actions taken or omitted to be taken by such Person in the discharge of such Person’s obligations in connection with the management of the business and affairs of the Company or any Other Enterprise. The foregoing limitation of liability shall apply to all directors, officers and to all Persons who serve as a representative at any time.

5.4 Right to Indemnification. The Company shall indemnify each Person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate (regardless of whether such action, suit or proceeding is by or in the right of the Company or by third parties) by reason of the fact that such Person is or was a Member of the Company, a director or an officer of the Company, a representative or is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, against all liabilities and expenses, including, without limitation, judgments, amounts paid in settlement, attorneys’ fees, ERISA excise taxes or penalties, fines and other expenses, actually and reasonably incurred by such Person in connection with such action, suit or proceeding

(including, without limitation, the investigation, defense, settlement or appeal of such action, suit or proceeding); provided, however, that the Company shall not be required to indemnify or advance expenses to any Person on account of such Person’s conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; provided, further, that the Company shall not be required to indemnify or advance expenses to any Person in connection with an action, suit or proceeding initiated by such Person unless the initiation of such action, suit or proceeding was authorized in advance by the Board of Directors; provided, however, that a director or an officer or representative shall be indemnified hereunder only for those actions taken or omitted to be taken by such Person in the discharge of such Person’s obligations in connection with the management of the business and affairs of the Company or any Other Enterprise. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or under a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such Person’s conduct was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. The foregoing right to indemnification shall apply to all Persons serving as directors or officers and to all Persons who serve as a representative at any time or who serve at any time at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise. Nothing herein prevents the Member from indemnifying its representatives or directors or officers under such Member’s organizational documents or other agreements. If any Person is entitled to indemnification both from the Company and from a Member, then indemnification would come first from the Company and thereafter from the Member.

5.5 Enforcement of Indemnification. In the event the Company refuses to indemnify any Person who may be entitled to be indemnified or to have expenses advanced under this Article V, such Person shall have the right to maintain an action in any court of competent jurisdiction against the Company to determine whether or not such Person is entitled to such indemnification or advancement of expenses hereunder. If such court action is successful and the Person is determined to be entitled to such indemnification or advancement of expenses, such Person shall be reimbursed by the Company for all fees and expenses (including attorneys’ fees) actually and reasonably incurred in connection with any such action (including, without limitation, the investigation, defense, settlement or appeal of such action).

5.6 Advancement of Expenses. Expenses (including attorneys’ fees) reasonably incurred in defending an action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate, shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Person subject thereto to repay such amount if it shall ultimately be determined that such Person is not entitled to indemnification by the Company. In no event shall any advance be made in instances where the Member or legal counsel for the Company reasonably determines that such Person would not be entitled to indemnification hereunder.

5.7 Non-Exclusivity. The indemnification and advancement of expenses provided by this Article V shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, or any agreement, vote of the Board of Directors or Member, policy of insurance or otherwise, both as to action in their official capacity and as to action in another capacity while holding their respective offices, and shall not limit in any way any right that the Company may have to make additional indemnifications with respect to the same or different Persons or classes of Persons. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall continue as to a Person who has ceased to be a director or an officer of the Company, a representative or a Person eligible for designation as a representative and as to a Person who has ceased serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and shall inure to the benefit of the heirs, executors and administrators of such Person.

5.8 Insurance. The Board of Directors may cause the Company to purchase and maintain insurance on behalf of any Person who is or was a director or an officer, agent or employee of the Company or a representative or is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Company would have the power, or the obligation, to indemnify such Person against such liability under the provisions of this Article V.

5.9 Amendment and Vesting of Rights. The rights granted or created hereby shall be vested in each Person entitled to indemnification hereunder as a bargained-for, contractual condition of such Person’s serving or having served as a director or an officer of the Company or a representative or serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and, while this Article V may be amended or repealed, no such amendment or repeal shall release, terminate or adversely affect the rights of such Person under this Article V with respect to any (a) act taken or the failure to take any act by such Person prior to such amendment or repeal, or (b) any action, suit or proceeding concerning such act or failure to act filed after such amendment or repeal.

5.10 Severability. If any provision of this Article V or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this Article V and the application of such provision to other Persons or circumstances shall not be affected thereby and, to the fullest extent possible, the court finding such provision invalid, illegal or unenforceable shall modify and construe the provision so as to render it valid and enforceable as against all Persons and to give the maximum possible protection to Persons subject to indemnification hereby within the bounds of validity, legality and enforceability. Without limiting the generality of the foregoing, if any director or officer of the Company, any representative or any Person who is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise is entitled under any provision of this Article V to indemnification by the Company for some or a portion of the judgments, amounts paid in settlement, attorneys’ fees, ERISA excise taxes or penalties, fines or other expenses actually and reasonably incurred by any such Person in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of such action, suit or proceeding), whether civil, criminal, administrative, investigative or appellate, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify such Person for the portion thereof to which such Person is entitled.

5.11 Contracts with Member or their Affiliates. All contracts or transactions between the Company and its Member, one of its directors, or officers or between the Company and another limited liability company, corporation, partnership, association or other organization in which the Member has a financial interest or with which such Member is affiliated are permissible if such contract or transaction, and such Member’s or officer’s interest therein, are fully disclosed to the Board of Directors and approved by the Board of Directors.

5.12 Other Business Ventures. Any Member may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not similar or identical to the business of the Company, and neither the Company nor any other Member shall have any right by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom. The Member and representatives shall not be required to devote all of their time or business efforts to the affairs of the Company, but shall devote so much of their time and attention to the Company as is reasonably necessary and advisable to manage the affairs of the Company to the best advantage of the Company. The foregoing shall not supersede any employment, confidentiality, noncompete or other specific agreement that may exist between the Company (or an Affiliate of the Company) and any Member (or an Affiliate of any Member).

ARTICLE VI - ACCOUNTING MATTERS

6.1 Fiscal Year. The fiscal year and taxable year of the Company shall end on December 31 of each year, unless a different year is required by the Internal Revenue Code of 1986, as amended, or otherwise established by the Board of Directors.

6.2 Books and Records. At all times during the existence of the Company, the Company shall cause to be maintained full and accurate books of account, which shall reflect all Company transactions and be appropriate and adequate for the Company’s business.

ARTICLE VII - DISSOLUTION AND TERMINATION

7.1 Events Causing Dissolution. The Company shall be of perpetual duration; however, the Company may be dissolved upon:

(a) The unanimous consent of the Board to dissolve the Company;

(b) A decree of dissolution being entered with respect to the Company by a court of competent jurisdiction; or

(c) A merger or consolidation under the Act where the Company is not the surviving entity in such merger or consolidation.

7.2 Effect of Dissolution. Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Member shall take such actions as may be required pursuant to the Act and shall proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Member shall have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining fair value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 7.3, and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation.

7.3 Application of Proceeds. Upon dissolution and liquidation of the Company, the assets of the Company shall be applied and distributed in the following order of priority:

(a) To the payment of debts and liabilities of the Company (including to the Member to the extent otherwise permitted by law) and the expenses of liquidation.

(b) Next, to the setting up of such reserves as the Person required or authorized by law to wind up the Company’s affairs may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Company, provided that any such reserves shall be paid over by such Person to an escrow agent appointed by the Board of Directors, to be held by such agent or its successor for such period as such Person shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided.

(c) The remainder to the Member.

ARTICLE VIII - MISCELLANEOUS

8.1 Notices. Any notice, demand, request or other communication (a “Notice”) required or permitted to be given by this Agreement or the Act to the Company, the Member, a Director, or any other Person shall be sufficient if in writing and if hand delivered or mailed by registered or certified mail to the Company at its principal office or to the Member or any other Person at the address of the Member or such other Person as it appears on the records of the Company or sent by facsimile transmission to the telephone number, if any, of the recipient’s facsimile machine as such telephone number appears on the records of the Company or by electronic transmission. All Notices that are mailed shall be deemed to be given when deposited in the United States mail, postage prepaid. All Notices that are hand delivered shall be deemed to be given upon delivery. All Notices that are given by facsimile transmission shall be deemed to be given upon receipt, it being agreed that the burden of proving receipt shall be on the sender of such Notice and such burden shall not be satisfied by a transmission report generated by the sender’s facsimile machine. All Notices that are given by electronic transmission shall be deemed given when directed to an electronic mail address at which the recipient has consented.

8.2 No Third Party Rights. None of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including, but not limited to, creditors of the Company; provided, however, the Company may enforce any rights granted to the Company under the Act, the Certificate, or this Agreement.

8.3 Entire Agreement. This Agreement, together with the Certificate, constitutes the entire agreement, relative to the formation, operation and continuation of the Company.

8.4 Amendments to this Agreement. This Agreement shall not be modified or amended in any manner other than with the written approval of a Board Majority.

8.5 Severability. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

8.6 Headings. The headings of the Sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

8.7 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

[Rest of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the sole Member of the Company has duly executed this Agreement as of the date first written above.

CRESTWOOD EQUITY PARTNERS LP

By:	CRESTWOOD EQUITY GP, LLC, its general partner

	By:	/s/ Robert G. Phillips
Robert G. Phillips

Exhibit A

Name	Class or Title

Warren H. Gfeller	Class I

Janeen S. Judah	Class I

John J. Sherman	Class I

Alvin Bledsoe	Class II

David Lumpkins	Class II

Frances M. Vallejo	Class II

Robert G. Phillips	Class III

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